Exhibit 11

                Exolon-ESK Company and Subsidiaries
                 Computation of Earnings Per Share
               (In Thousands, Except Per Share Data)

                                           Three Months
                                         Ended March 31,

                                          1997     1996

           Net earnings                  $1,348    $1,410
           Less Preferred Stock Dividends:

                Series A                    (5)       (5)

                Series B                    (5)       (5)
           Undistributed earnings        $1,338    $1,400

           Net earnings attributable to:

                Common Stock (50.0%)        669       700
                Class A Common Stock        669       700
                 (50.0%)

                                         $1,338    $1,400

           Net earnings per share of
              Common Stock:
                Primary                   $1.39     $1.45
                Fully Diluted             $1.34     $1.40

           Net earnings per share of
             Class A Common Stock:
                Primary                   $1.30     $1.36

                Fully Diluted             $1.26     $1.32

           Weighted Average Shares
             Outstanding:
                Primary:

                Common Stock            482,000   482,000
                Class A Common Stock    513,000   513,000

                Fully Diluted:

                Common Stock            504,000   504,000
                Class A Common Stock    535,000   535,000